Exhibit 99.10

June 30, 2014

Dear Sport Chalet Expert,

I am pleased to share with you some important news. Today we announced an agreement with Vestis Retail Group whereby Vestis will acquire Sport Chalet.

As part of this transaction, we will be joining forces with Vestis’s two East Coast-based sporting goods brands, Bob’s Stores and Eastern Mountain Sports (EMS) and we will become a private company. Both are long-standing brands with similar cultures, which, like Sport Chalet, are committed to providing high-touch, best-in-class service and quality merchandise. Vestis is owned by funds advised by Versa Capital Management, a private equity firm that invests in and helps companies grow.

By way of background, EMS began in 1967 when two Massachusetts rock climbers opened a store in Peterborough, NH to address the needs of quality climbers. Today they operate 68 stores in 12 eastern states.

Bob’s, founded in 1954, is a value-oriented retailer with 35 locations throughout the Northeastern U.S. The award-winning retailer offers the entire family a wide range of brands at affordable prices in casual fashion, denim, active wear, team wear and footwear.

All three brands, including Sport Chalet, will remain separate and distinct, yet the synergies between us will be significant. The combination will create one of the largest sporting goods retailers in the United States, with more than 150 stores and $800 million in total sales for 2013, and a greatly expanded national footprint. Together we will be very well positioned to grow our businesses, meet the ever-changing needs of our customers, and compete more effectively in the retail environment of today and tomorrow.

I am excited about this transaction and hope you are, too. About a year ago we embarked on a journey with Cappello Global to help us identify options to accelerate our growth and unlock the tremendous value we have in the Sport Chalet brand. With this opportunity, we are building on our accomplishments – including our next generation store, our industry-leading Action Pass customer loyalty program, our growing online and mobile businesses and our Team Sales – and positioning our business for continuing success in the future. We believe that Vestis is the ideal partner for us.

On a combined basis, we are going to create better opportunities for our brand and employees. We will have the vendor relationships, talent and scale and geographic footprint to capitalize on the tremendous opportunities before us. We’re in the best markets in the country – the urban dense Northeast, including Manhattan, where fashion and lifestyle trends start, and here in the West, where sports culture lives year round. We will be able to leverage our distribution networks on both coasts and benefit from shared inventory and greater brand availability across all store formats and online. And we’ll be a private company, which will reduce expenses and free up capital and management time to invest in growth initiatives.

While it is still early in the transition, we expect the vast majority of Experts at both companies to benefit from this combination, and today’s announcement should have little impact on day-to-day business. We know you have questions, and we will provide you with as many answers as we have at this time. We are still working through the details, and we may not have answers to all your questions right away. Please know that we will provide updates on developments as new information becomes available.

We expect this transaction to close before the end of the calendar third quarter of 2014, pending customary approvals. In the meantime, we need your help to make the transaction a success. During this transition period it will be business as usual, and so it’s important that each one of you remain focused on your job and continue to deliver our best-in-class service to our customers.

It will be exciting to work alongside Vestis. This transaction represents an important development for Sport Chalet, and our success as a company is a tribute to your hard work and unending commitment. We can all be proud of Sport Chalet’s legacy. I want to thank each and every one of you for what you bring to Sport Chalet, every day, by “Taking it to the Limit.”

Sincerely,

Craig L. Levra
Chairman of the Board and Chief Executive Officer